VARIABLE COMPENSATION PLAN - FISCAL YEAR 2019

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2019 and, unless otherwise determined by the Compensation Committee (the “Committee”), are employees of the Company through the date that any amounts earned hereunder are paid, will be eligible to earn compensation under the Fiscal Year 2019 Variable Compensation Plan (the “Plan”). The Plan is designed to award compensation for performance in fiscal year 2019 to a Participant if the Company achieves certain corporate performance goals (the “Performance Goals”).

For purposes of the Plan, only the Company’s chief executive officer, chief financial officer and other named executive officers shall be considered “Senior Officers.” The Committee shall determine the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be Participants hereunder.

Determination of Fiscal Year 2019 Payments

Each Participant is eligible to earn compensation under the Plan for fiscal year 2019 at a specified base amount (the “Base Payment Amount”) if the Company achieves its Performance Goals at a specified base level. A Participant’s Base Payment Amount is based on the difficulty and responsibility of each position. For fiscal year 2019, each Participant’s Base Payment Amount will be entirely allocated to the achievement of the Performance Goals. The actual amount of compensation that may be earned by and paid to each Participant under the Plan for fiscal year 2019 (the “Actual Payment Amount”) may be more or less than his or her Base Payment Amount as described more fully below.

The Committee has set the Performance Goals for the Participants based on achievement of fiscal year 2019 revenue at specified threshold, base and stretch levels (the “Threshold,” “Base Operating Plan” and “Stretch Operating Plan,” respectively). For purposes of the Plan, revenue, or “Actual Result,” is defined as revenue, as reported in the Company’s earnings release for fiscal year 2019.
The Actual Payment Amount for each Participant shall be determined pursuant to the following:

•	If the Actual Result is less than the Threshold, a Participant will not earn any Actual Payment Amount.

•	If the Actual Result equals the Threshold, each Participant may earn an Actual Payment Amount equal to 50% of his or her Base Payment Amount.

•	If the Actual Result exceeds the Threshold but is less than the Base Operating Plan, each Participant may earn an Actual Payment Amount pursuant to the formula set forth below:

Actual Payment Amount = [((Actual Result - Threshold) / (Base Operating Plan - Threshold)) * 50%) + 50%] * Base Payment Amount

•	If the Actual Result equals the Base Operating Plan, each Participant may earn an Actual Payment Amount equal to 100% of his or her Base Payment Amount.

•	If the Actual Result exceeds the Base Operating Plan but is less than the Stretch Operating Plan, each Participant may earn an Actual Payment Amount pursuant to the formula set forth below:

Actual Payment Amount = [((Actual Result - Base Operating Plan) / (Stretch Operating Plan - Base Operating Plan)) + 1] * Base Payment Amount

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If the Actual Result equals or exceeds the Stretch Operating Plan, each Participant may earn an Actual Payment Amount equal to two (2) times his or her Base Payment Amount. In no event may any Participant earn an Actual Payment Amount in excess of two (2) times his or her Base Payment Amount.

Miscellaneous Provisions

Any payments under this Plan shall be made in the form of cash following the end of fiscal year 2019, on such schedule as may be approved by the Committee in its discretion, but in all cases in compliance with the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.
Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Committee may amend or terminate this Plan at any time.
Any payments or other benefits paid under this Plan shall be subject to the Company’s Clawback Policy. By accepting any payment hereunder, the Participant agrees to be subject to the Clawback Policy.
This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.

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